Exhibit 10.1

EMPLOYMENT AGREEMENT

Agreement effective as of April 1, 2012, (the “Effective Date”), by and between StoneMor GP LLC, a Delaware limited liability company (the “Company”), and William R. Shane (“Shane”).

W I T N E S S E T H:

WHEREAS Shane and the Company are parties to an employment agreement effective as of September 20, 2004, as amended January 1, 2008, which is currently in effect (the “Prior Employment Agreement”); and

WHEREAS, Shane desires to retire from his current full-time management duties with the Company, including as Chief Financial Officer and Treasurer, and the Company nevertheless desires, and Shane agrees, that he continue to serve the Company in the capacities as a member of the Board of Directors, Vice Chairman of the Board of Directors and an advisor available to management; and

WHEREAS, upon the Effective Date it is intended that the Prior Employment Agreement be terminated; and

WHEREAS, Shane and the Company desire, among other things, to enter into a new employment agreement for a period of two years;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Term of Employment

1.01 It shall be a condition precedent to this Agreement becoming effective and enforceable that the Prior Employment Agreement shall remain in full force and effect and shall not have been terminated as of the close of business on March 31, 2012.

1.02 Upon the Effective Date, (i) Shane shall be deemed to have resigned as Chief Financial Officer, Treasurer, Secretary and Executive Vice President of the Company and StoneMor Partners L.P., and (ii) as requested from time to time by the Company’s Chief Executive Officer to enable an orderly transition, Shane shall submit his resignation from similar executive positions of any of the Company’s subsidiaries and affiliated entities, as well as any and all other executive or other positions he may then hold in any such subsidiaries and affiliates, including, but not limited to, any positions he might hold as director, trustee, manager or governor of any of the Company’s subsidiaries or affiliates. Notwithstanding the foregoing, Shane shall not be required hereby to resign as a Director of StoneMor Operating LLC so long as he is an employee of the Company or resign as an officer or officers and Manager of Cornerstone Family Services LLC or CFSI LLC.

1.03 Shane shall not resign from, and shall not be requested to resign from, his position as a member of the Board of the Company unless his employment hereunder has been terminated for Cause or Disability as set forth in this Agreement or in the Prior Employment Agreement, in any of which events Shane shall submit his resignation as a member of the Board of the Company.

1.04 Provided that the condition precedent set forth in Paragraph 1.01 shall have been fulfilled, then commencing on the Effective Date, the Company shall employ Shane, and Shane shall continue employment and shall serve the Company, in such capacities with such duties and authority, for such period, at such level of compensation and with such benefits, and upon such other terms and subject to such other conditions, as are hereinafter set forth. The term of Shane’s employment hereunder shall commence on the Effective Date and, unless previously terminated as provided herein, shall continue in effect for two years from the Effective Date (the “Employment Period”).

2.	Capacities, Duties and Authority

2.01 Effective on the Effective Date and throughout the Employment Period, Shane shall serve as Vice Chairman of the Board and as an advisor available to management.

2.02 In his capacity as Vice Chairman of the Board, Shane shall, in addition to his duties and responsibilities as a Board member, act in the place of the Chairman upon his absence or inability to act. In his capacity as an advisor, Shane shall be available to the Chief Financial Officer and Treasurer and to such other executives and senior management of the Company as the parties mutually determine to be appropriate. Shane shall not have authority to bind the Company with respect to any matters, unless that authority is expressly granted to him in a writing signed by the Chief Executive Officer.

2.03 Shane shall render his services diligently, faithfully and to the best of his ability, devoting thereto such time, energy and skills as is necessary and appropriate.

2.04 During the Employment Period, the Company will provide Shane with office space and support staff as is suitable.

2.05 Shane may render services to or for the account of himself or any other person, firm or corporation other than the Company. but only if (i) such services are disclosed to the Board, (ii) the Board does not object thereto, and (iii) such services do not violate any of the provisions of paragraph 7 hereof.

3.	Compensation

3.01 Shane shall be paid a base salary during the Employment Period at the annual rate of four hundred forty thousand dollars ($440,000), payable in accordance with the regular payroll practices of the Company. During the Employment Period, Shane will not receive any additional compensation on account of his service as a director. If Shane continues to serve as a director after the Employment Period, he shall be entitled to the same compensation as other non-employee directors.

4.	Employee Benefit Programs

4.01 During the Employment Period, Shane shall not be entitled to vacation and sick leave generally made available to executive personnel of the Company, or to participate in bonus plans and the Company’s Long-Term Incentive Plan (as amended), but shall participate in and have the benefit of all group life, disability, dental, hospital, surgical and major medical insurance plans and programs and other employee benefit plans and programs as generally are made available to executive personnel of the Company pursuant to the terms of said plans.

4.02 During the Employment Period, Shane shall be entitled to receive or participate in fringe benefit arrangements at his current level of existing benefits.

5.	Securities Awards

5.01 Upon the Effective Date, all securities awards granted to Shane pursuant to the Company’s Long Term Incentive Plan, as amended (including, but not limited to, unvested unit appreciation rights awards), which are held by the Shane on the day immediately preceding the Effective Date shall remain in full force and effect and continue to be subject to the terms and conditions of such securities awards.

6.	Termination of Employment

6.01 Shane’s employment hereunder shall terminate:

a. upon his death;

b. upon his Disability, which for the purposes of this Agreement shall mean his inability because of physical or mental illness or incapacity, whether partial or total, with or without reasonable accommodation, to perform his duties under this Agreement, for a continuous period of at least six (6) months or for an aggregate of one hundred eighty (180) days within any twelve (12) month period;

c. For Cause at the option of the Company, exercisable by or upon the authority of the Company’s Board and effective immediately upon the giving by the Company to Shane of written notice of such exercise, which, for purposes of this Agreement, shall mean:

i. fraud, willful misconduct or gross negligence, violation of securities laws, failure to perform mutually agreed-upon duties, or any conduct which, in the discretion of the Board, materially adversely affects the reputation or business activities of the Company or any of its subsidiaries or affiliates, provided that if the alleged misconduct is capable of being cured Shane shall first have been given written notice stating with specificity the alleged misconduct, and fifteen (15) days within which to cure; or

ii. any chemical dependence that materially adversely affects Shane’s performance of his duties and responsibilities to the Company and for which Shane fails to undertake and maintain treatment within 15 days after requested by the Company;

d. at the option of either party, without cause, effective upon thirty (30) days of the giving of written notice thereof;

e. at the end of the Employment Period; and

f. notwithstanding anything in this Agreement to the contrary, to the extent necessary to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Shane’s employment shall not be considered to have terminated earlier than the date on which Shane has a ‘separation from service’ within the meaning of Section 409A.

6.02 The obligations of the Company upon termination of employment are as follows:

a. Death. In the event of Shane’s death during the Employment Period, the Employment Period shall end as of the date of Shane’s death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following:

i. Base Salary earned but not paid prior to the date of his death, plus Base Salary for an additional thirty (30) days; and

ii. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company in which Shane was a participant at the time of death.

b. Disability. If Shane’s employment is terminated due to Disability during the Employment Period, the Employment Period shall end as of the date of Disability and Shane shall be entitled to the following:

i. Base Salary earned but not paid prior to the date of Disability, provided, however, that such Base Salary shall be reduced by the amount of any disability benefits received by Shane from any Company sponsored disability plan and attributable to the period prior to the date of Disability;

ii. continued participation, as if he were an employee, in the Company’s medical, dental, hospitalization and life insurance plans, programs and/or arrangements in which he was participating on the date of the termination of his employment on the same terms and conditions as other executives until the expiration of two years from the Effective Date, provided however that any reimbursement of an eligible expense that would be includible in Shane’s or a survivor’s gross income for federal income tax purposes must be made on or before the end of Shane’s taxable year following the taxable year on which the expense was incurred; and

iii. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan) for disabled employees.

c. Cause. If the Company terminates Shane’s employment for Cause, Shane shall be entitled to the following:

i. Base Salary earned but not paid prior to the date of the termination of his employment; and

ii. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan) for terminated employees.

d. Without Cause by Shane. If Shane’s employment is terminated by Shane without Cause, Shane shall be entitled to the following:

i. Base Salary earned but not paid prior to the date of the termination of his employment; and

ii. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan) for employees who voluntarily terminate their employment without cause.

e. Without Cause by the Company. If Shane’s employment is terminated by the Company without Cause, Shane shall be entitled to the following:

i. Base Salary earned but not paid prior to the date of the termination of his employment, together with Base Salary for the balance of the Employment Period, payable in accordance with the regular payroll practices of the Company in equal installments over the balance of the Employment Period;

ii. If Shane elects COBRA continuation coverage, the Company shall pay directly the cost of such coverage for the balance of the Employment Period on the same basis it had paid for such coverage immediately prior to termination, or the cost of equivalent coverage if the period for COBRA coverage has expired before the end of the Employment Period; and

iii. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan) for employees who have been terminated without cause.

f. End of Employment Period. If Shane’s employment is terminated by virtue of reaching the end of the Employment Period:

i. Base Salary earned but not paid prior to the date of the termination of his employment; and

ii. such additional benefits as may be provided by the terms of the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan) for employees who retire.

6.03 Any payment under Paragraph 6.02 hereof shall be in lieu of any other severance, bonus or other payments (other than earned or vested benefits) to which Shane might then be entitled pursuant to this Agreement, and any benefit plan or program of the Company or any statutory, common law or claim, subject, in each case, to the execution by Shane and delivery to the Company of a comprehensive release of all claims related to his employment or termination thereof in a form to be provided by the Company. The Company’s obligations to make the payments under Paragraph 6.02 hereof, except in the case of a termination for Cause, shall not otherwise be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Shane. Shane acknowledges and agrees that in the event the parties dispute whether Shane shall be entitled to the payment hereunder, such payment shall not be deemed to be earned or otherwise vest hereunder until such time as the dispute is resolved in accordance with Paragraph 10.03 hereof.

6.04 Notwithstanding anything to the contrary herein, if the Company’s Board has reason to believe that there are circumstances which, if substantiated, would constitute Cause as defined herein, the Company immediately may suspend Shane from employment without notice for such period of time as shall be reasonably necessary for the Company’s Board to ascertain whether such circumstances are substantiated. During such suspension, Shane shall continue to be paid all compensation and provided all benefits hereunder; provided, however, that if Shane has been indicted or otherwise formally charged by governmental authorities with any felony, the Company’s Board may in its sale discretion, and without limiting the Company’s Board’s discretion to terminate Shane’s employment for Cause, suspend Shane without continuation of any compensation or benefits hereunder, pending final disposition of such criminal charge(s). Upon receiving notice of any such suspension, Shane shall promptly leave the premises of the Company and remain off such premises and the premises of StoneMor Operating LLC or any subsidiary or affiliate thereof until further notice from the Company’s Board.

7.	Covenants of Shane

7.01 During the Employment Period and for a period of three (3) years thereafter, Shane will not, directly or indirectly:

a. solicit, entice, persuade or induce any employee, director, officer, associate, consultant, agent or independent contractor of the Company to terminate his or her employment or engagement by the Company to become employed or engaged in competition with the Company by any person, firm, corporation or other business enterprise other than a member of the Company, except in furtherance of his responsibility during the Employment Period or as a member of the Board of Directors of the Company; or

b. authorize or assist in the taking of such action by any third party.

For purposes of this Paragraph 7.01, the terms “employee,” “director,” “officer,” “associate,” “consultant,” “agent,” and “independent contractor” shall include any person with such status at any time during the one (1) year prior to the termination of Shane’s employment and for one year following Shane’s termination of employment. Shane shall not be deemed to have violated the provisions of this Paragraph 7.01 by reason of an isolated act, or failure to act, not taken in bad faith.

7.02 During the Employment Period and for a period of two (2) years thereafter, Shane will not, directly or indirectly, engage, participate, make any financial investment in, or become employed by or render advisory or other services to or for any person, firm, corporation or other business enterprise (the “Competing Enterprise”) which is engaged, directly or indirectly, during the Employment Period or at the time of Shane’s termination of employment, as the case may be, in any business of the type and character engaged in or competitive with that conducted by the Company in any state or marketing area in which the Company is doing business or is qualified to do business. The foregoing covenant shall not be construed to preclude Shane from making any investments in the securities of any company, whether or not engaged in competition with the Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, Shane does not beneficially own securities representing more than 5% of the combined voting power of the voting securities of such company.

7.03 The covenant periods set forth in Paragraphs 7.01 and 7.02 may be terminated earlier as determined by the Company’s Board, in its sole discretion, if (i) Shane’s employment is terminated other than for “Cause” as defined in Paragraph 6.01(c) and (ii) Shane’s termination of employment does not occur within thirty (30) days of a “Change in Control.” For purposes of this Paragraph 7.03, a “Change in Control” is defined as (i) a bona fide sale of all of the ownership interest of all or substantially all of the assets of the Company to any person or entity other than an affiliate; or (ii) a merger, reorganization, consolidation, or other transaction where more than 50% of the combined voting power of the equity interests in the Company ceases to be owned by persons or affiliates of persons who own such interests at the Effective Date of this Agreement; or (iii) acquisition of forty (40%) percent of equity interests of the Company by any person not currently part of Company ownership except where the person is an Employee Benefit Fund or one who effects the purchase at the request of or with approval of the Company Board.

7.04 During the Employment Period and thereafter without limit as to time, Shane will not (other than in the regular course and in furtherance of the Company’s business) divulge, furnish or make available to any person any knowledge or information with respect to the business or affairs of the Company, which is confidential, including, without limitation, “know-how,” trade secrets, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition or disposition plans, new personnel employment plans, methods, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Company except (1) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by the Company not permitted hereunder, and (2) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Shane to divulge, disclose or make accessible such information. All memoranda, notes, lists, records, electronically stored data, recordings or videotapes and other documents (and all copies thereof) made or compiled by Shane or made available to Shane (whether during his employment by the Company or by any predecessor thereof) concerning the business of the Company or any predecessor thereof shall be the property of the Company and shall be delivered to the Company promptly upon the termination of the Employment Period.

7.05 Shane acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings that alone or jointly with others Shane may conceive, make, develop or acquire during the period of his employment by the Company and any predecessor thereof (collectively, the “Developments”), are and shall remain the sole and exclusive property of the Company and Shane hereby assigns to the Company all of his right, title and interest in all such Developments. Shane shall promptly and fully disclose all future Developments to the Company’s Board, and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence, and take all other actions that are necessary or desirable in the reasonable opinion of the Company’s counsel, to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary.

7.06 Shane acknowledges that the services to be rendered by Shane are of a special, unique and extraordinary character and, in connection with such services, Shane will have access to and be furnished with confidential information vital to the Company’s business and that irreparable injury would be sustained by the Company in the event of his breach of any of the covenants contained in this Paragraph 7, which injury could not be remedied adequately by the recovery of damages in an action at law. Accordingly, Shane agrees that, upon a breach or threatened breach by him of any of such covenants, the Company shall be entitled, in addition to and not in lieu of any and all other remedies, to an injunction to be issued by any court of competent jurisdiction restraining the commission or continuance of any such breach or threatened breach upon minimal bond, with or without surety, and that such an injunction will not work an undue hardship on him. Shane acknowledges that the covenant periods set forth in this section shall be extended by the period of any breach by Shane. Further, any proven breach by Shane shall result in the forfeiture of any remaining payments of benefits due to Shane hereunder.

7.07 The provisions of this Paragraph 7 shall survive the termination of this Agreement, without regard to the reasons therefore.

7.08 If any court determines that any of the provisions of this Paragraph 7 is invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Paragraph 7, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

8.	Reimbursement of Business Expense

During the Employment Period, Shane is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under the Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy.

9.	Indemnification

To the fullest extent permitted by law and the Company’s operating agreement as amended, the Company shall promptly indemnify Shane for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys’ fees)) incurred or paid by Shane in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Shane of services for (or acting as a fiduciary of any employee benefit plans, programs or arrangements of) the Company, including as a director, officer or employee of the Company. The Company also agrees to maintain a director’s and officers’ liability insurance policy covering Shane to the extent the Company provides such coverage for its other executive officers. Notwithstanding any other provision of this Agreement, the provisions of this Paragraph 9 shall survive any termination or expiration of this Agreement.

10.	Miscellaneous

10.01 This Agreement is intended to be performed in, and shall be construed and enforced in accordance with the laws of, the State of Delaware without reference to principles of conflict of laws. The parties consent to the jurisdiction and venue of the federal and state courts, whichever is applicable, located in said state, Bucks County, Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania, for any action not subject to arbitration under Paragraph 10.03, below.

10.02 Upon the Effective Date, this Agreement shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and supersede any and all other prior or contemporaneous agreements, written or oral, between Shane and the Company or any predecessor thereof with respect to such subject matter. No provision hereof may be modified or waived except by a written instrument duly executed by Shane and the Company with the express approval of the Company’s Board or the Company’s Compensation Committee.

10.03 Except with respect to claims for injunctive relief for violations of any provision of Paragraph 7, above, any dispute or controversy arising under or in connection with this Agreement or related in any way to Shane’s employment with the Company, or the termination of that employment, shall be settled exclusively by arbitration conducted in Philadelphia, Pennsylvania under the National Rules for the Resolution of Employment Disputes then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute who is a member of the National Academy of Arbitrators;

(ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision; and (iv) request the matter to be handled on an expedited basis. The determination of the arbitrator shall be final and binding and judgment may be entered on the arbitrator’s award in any court having jurisdiction. All costs of the American Arbitration Association and the arbitrator shall be borne by the Company, unless the position advanced by Shane is determined by the arbitrator to be frivolous in nature.

10.04 Shane acknowledges that before entering into this Agreement he has received a reasonable period of time to consider this Agreement and has had sufficient time and an opportunity to consult with any attorney or other advisor of his choice in connection with this Agreement and all matters contained herein, and that he has been advised to do so if he so chooses. Shane further acknowledges that this Agreement and all terms hereof are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by the Company, that he has approved and entered into this Agreement and all of the terms hereof on his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein.

10.05 The Company shall be entitled to deduct and withhold from all compensation payable to Shane pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction.

10.06 Paragraph headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

10.07 Any and all notices, demands or other communications to be given or made hereunder shall be in writing and shall be deemed to have been fully given or made when personally delivered, or on the third business day after mailing from within the continental United States by registered mail, postage prepaid, addressed as follows:

If to the Company:

311 Veterans Highway, Suite B

Levittown, PA 19056

Attention: Lawrence Miller, President & CEO

If to Shane:

Either party may change the address to which any notices to it shall be sent by giving to the other party written notice of such change in conformity with the foregoing.

10.08 This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

10.09 This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise, provided that such successor shall assume the Company’s obligations under this Agreement. Because this Agreement involves the performance of personal services by Shane, it may not be assigned by Shane. This Agreement shall inure to the benefit of and be enforceable by Shane’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.10 The Company shall be deemed to have performed its obligations to make payments or provide benefits to Shane under this Agreement if it has caused such payments to be made or benefits to be provided.

IN WITNESS WHEREOF, each of the Company and Shane has executed this Agreement as of the Effective Date.

STONEMOR GP LLC

By:	/s/ Lawrence Miller
Name: Lawrence Miller
Title: President and Chief Executive
Officer

WILLIAM R. SHANE

/s/ William R. Shane

ENDORSEMENT TO EMPLOYMENT AGREEMENT

In consideration of the foregoing Employment Agreement (“Agreement”), and with intent to be legally bound under the laws of the Commonwealth of Pennsylvania, the undersigned sole Class A Member of StoneMor GP LLC (“Company”) hereby agrees that, so long as William R. Shane (“Shane”) serves as an employee of the Company under the Agreement (as the same may be amended or extended), he shall also serve as a member of the Board of Directors of the Company and as Vice Chairman of the Board of Directors of the Company, and that in furtherance of the foregoing proviso, the undersigned hereby agrees (i) to vote at each election of directors of the Company all Class A Units held by the undersigned in favor of election of, and against the removal of, Shane as a director of the Company, and (ii) to cause the other directors of the Company to elect Shane as the Vice Chairman of the Board of Directors of the Company, for so long he serves as an employee under the Agreement (as the same may be amended or extended). If Shane has complied with the Agreement throughout the Employment Period, and fulfills the entire two-year term thereof, the undersigned hereby agrees Shane shall continue thereafter to serve as a director of the Company for so long as he continues to do so productively as determined by the undersigned in its sole discretion, and that in furtherance of the foregoing proviso, the undersigned hereby agrees to vote at each election of directors of the Company during those additional years all Class A Units held by the undersigned in favor of election of, and against the removal of, Shane as a director of the Company, for so long as he continues to productively serve as a director as determined by the undersigned in its sole discretion.

CFSI LLC

By:	/s/ Robert B. Hellman, Jr.
Name: Robert B. Hellman, Jr.
Title:
Date: